                                                                    Exhibit 99.1


NEWS BULLETIN FROM

[COVANSYS LOGO]


FOR FURTHER INFORMATION

INVESTORS:                              MEDIA:
James Trouba                            Michelle Jones
Tel: (248) 848-8896                     Tel: (248) 848-2269
jtrouba@covansys.com                    mjones@covansys.com

FOR IMMEDIATE RELEASE

                COVANSYS REPORTS SOLID THIRD QUARTER 2005 RESULTS

FARMINGTON HILLS, MI, October 26, 2005 - Covansys Corporation
(NASDAQ: CVNS), a global consulting and technology services company, today announced its financial results for the third quarter ended September 30, 2005.

Covansys reported revenue of $111.2 million in the third quarter compared with $96.2 million in the third quarter of 2004, an increase of 15.6%. Revenue increased by 2.3% over the prior quarter, when Covansys reported revenue of $108.7 million. Revenue for the nine months ended September 30, 2005 was $324.2 million, an increase of 17.8% compared with revenue of $275.2 million during the same period in 2004.

The Company reported net income of $8.6 million, up 31.1% from net income of $6.6 million in the third quarter of 2004 and down from $11.2 million in the second quarter of 2005. Second quarter net income included an adjustment of $2.7 million related to tax reserves and valuation allowances. Net income for the nine months ended September 30, 2005 was $27.9 million, up 237.1%, compared with net income of $8.3 million during the same period in 2004.

Additional financial information from the quarter include:

- Net income available to common shareholders of $0.23 per share as compared with a loss of $0.81 per share (on a diluted basis) in the same period last year and net income available to common shareholders of $0.30 per share (on a diluted basis) in the second quarter of 2005;
- Cash and short-term investments of $67.3 million, compared with $80.4 million at the end of the second quarter of 2005. On July 5, 2005, Covansys eliminated all outstanding debt by repaying its $17.5 million subordinated note related to the recapitalization;
-    Cash from operations of $9.9 million;
- Revenue growth of $8.9 million in India and Asia Pacific on a full attribution basis to $42.5 million compared with $33.6 million in the third quarter of 2004; and

- Accounts receivable of $93.9 million, compared with $84.4 million at the end of the second quarter of 2005. The increase is attributable to increased billings at the end of September due to the achievement of contractual milestones on public sector projects.

Raj Vattikuti, Covansys' President and Chief Executive Officer, said, "Our third quarter performance reflects our ability to continue generating solid results through our focus on enhancing our commercial and public sector businesses and global delivery resources. Our continued revenue growth demonstrates the ongoing success of our global delivery model and technical prowess, which gives Covansys a distinct advantage in today's increasingly competitive market."

Covansys' operational highlights from the third quarter include:
- Appointment of Raj Sirohi to Senior Vice President of Sales and Marketing, Worldwide. Raj's extensive experience and talent will help drive new business development, improve sales execution and fuel revenue growth;
- Opening of a Global Development Center in Bangalore, India, a state-of-the-art technology center that will accommodate rapidly growing offshore business;
- Completed the acquisition of a majority interest in Fortune Infotech Limited; and
- Growth of total headcount in India to over 4,500, representing more than 65% of Covansys' global workforce of approximately 7,000 consultants and employees.

ADDITIONAL FINANCIAL RESULTS
Domestic utilization was 85% in the third quarter of 2005, consistent with the third quarter of 2004 and down from 88% in the second quarter of 2005. Utilization in India was 75% for the third quarter of 2005, down slightly from 76% in the third quarter of 2004 and up slightly from 74% in the second quarter of 2005.

Selling, general and administrative expenses were $17.7 million, or 15.9% of revenue in the third quarter of 2005, down from $18.1 million, or 16.7% of revenue in the second quarter of 2005.

Gross profit in the third quarter of 2005 was $29.0 million or 26.1% of revenue compared with $26.1 million or 27.1% of revenue in the comparable 2004 period. Gross profit for the first nine months of 2005 was $89.7 million or 27.7% of revenue compared with a $66.3 million or 24.1% of revenue in 2004. Covansys' gross profit declined in the third quarter of 2005 due to a number of factors including competitive pressures, hardware sales and wage increases, which the Company is working to offset with rate increases.

The effective tax rate in the third quarter and first nine months of 2005 was 27.9% and 22.5%, respectively.

OUTLOOK
Jim Trouba, Covansys' Chief Financial Officer, noted, "We are confident that Covansys' global delivery model will continue to fuel strong revenue growth and we anticipate that our efforts to drive improved performance in all of our business segments will result in continued success. The Company's performance this quarter once again demonstrates our management team's commitment to delivering tangible results by improving our operating centers and increasing headcount. While recruiting qualified personnel to meet the strong demand for our services remains a challenge, we are confident that we have the right human resources infrastructure in place to meet our global staffing needs. Going forward, we remain confident that Covansys is uniquely positioned to build on our strong momentum as we move into the end of the year."

Mr. Vattikuti concluded, "Covansys' management team is focused on building upon our success and planning for continued growth in 2006. We are aggressively targeting new accounts in the financial services, healthcare and pharmaceuticals industries while at the same time leveraging current accounts to expand upon existing relationships. In the first three quarters of 2005 we have proven that we can scale rapidly to meet our clients' needs and we are confident that we can continue to expand both our revenue and gross margins during the fourth quarter and into 2006."

CONFERENCE CALL
Covansys will host a conference call to discuss its third quarter financial results on October 27, 2005 at 10:00 a.m. Eastern Time. Interested parties may access the call by dialing 877-407-9205 or 201-689-8054 from outside North America. The call may also be accessed via the Internet on the company's website, www.covansys.com.

A replay of the call will be available beginning at approximately 1:00 p.m. on October 27, 2005 through midnight on November 10, 2005 by dialing 877-660-6853 or 201-612-7415 and referencing account number 286 and conference ID 173957. The replay will also be available on the company's website, www.covansys.com, for 90 days.

ABOUT COVANSYS
Headquartered in Michigan, Covansys Corporation (Nasdaq: CVNS) is a global consulting and technology services company specializing in industry-specific solutions, strategic outsourcing and integration services. Clients gain competitive advantage by leveraging our unique global delivery capability to achieve rapid deployment, world-class quality and reduced costs. Covansys is known for strategic outsourcing and technology solutions in the healthcare, financial services, retail and distribution, manufacturing, telecommunications and high-tech industries. Founded in 1985, with 7,000 consultants and employees worldwide, Covansys was one of the first U.S.-based IT services companies to establish offshore facilities in India, and is a pioneer in seamlessly integrating offshore capabilities into its offerings. Two of the company's three wholly owned development centers in India are assessed at Level 5 in SEI CMM(R). All three are ISO 9001:2000 certified and assessed at Level 5 in PCMM(R), and five global facilities are BS7799-2:2002 certified. Visit our Web site: http://www.covansys.com.

SAFE HARBOR STATEMENT
With the exception of statements regarding historical matters and statements concerning our current status, certain matters discussed herein are forward-looking statements that involve substantial risks and uncertainties. Such forward-looking statements may be identified by the words "anticipate," "believe," "estimate," "expect" or "intend" and similar expressions. Our actual results, performance or achievements could differ materially from these forward-looking statements.

Factors that could cause or contribute to such material differences include internal control weaknesses, impact of changes in estimates on fixed price projects, variability of operating results, failure to recruit, train and retain skilled IT professionals, exposure to regulatory, political and general economic conditions in India and Asia, short term nature and termination provisions of contracts, competition in the IT services industry, economic conditions unique to clients in specific industries, the success of the company to negotiate contract renewals at comparable terms, decline in profitability of European operations, public sector budget constraints, limited protection of intellectual property rights, foreign exchange fluctuations and risks related to merger, acquisition and strategic investment strategy.

                                      # # #

                              COVANSYS CORPORATION
                CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
               (Unaudited, in thousands except per share amounts)


                                                         THREE MONTHS ENDED SEPTEMBER 30,     NINE MONTHS ENDED SEPTEMBER 30,
                                                       -----------------------------------  ---------------  ------------------
                                                             2005                2004              2005              2004
                                                       --------------    -----------------  ---------------    ----------------

Revenue                                                     $ 111,178          $  96,201          $ 324,159           $ 275,203

Cost of Revenue                                                82,182             70,085            234,433             208,931
                                                       --------------    -----------------  ---------------    ----------------



Gross Profit                                                   28,996             26,116             89,726              66,272

Selling, general and administrative                            17,650             16,931             54,652              55,780
                                                       --------------    -----------------  ---------------    ----------------

Income from operations                                         11,346              9,185             35,074              10,492

Interest expense                                                   26                 43                495                  43

Other income, net                                                (621)              (543)            (1,428)             (1,852)
                                                       --------------    -----------------  ---------------    ----------------

Income before provision for income taxes                       11,941              9,685             36,007              12,301

Provision for income taxes                                      3,331              3,118              8,092               4,019
                                                       --------------    -----------------  ---------------    ----------------

Net income                                                      8,610              6,567             27,915               8,282

Convertible redeemable preferred stock dividends                    -                953                  -               3,221

Loss on redemption of convertible redeemable
    preferred stock                                                 -             28,674                  -              28,674
                                                       --------------    -----------------  ---------------    ----------------

Net income (loss) available for common shareholders         $   8,610           $(23,060)         $  27,915           ($ 23,613)
                                                       ==============    ================   ===============    =================




Earnings Per Share:
-------------------
                                                       BASIC  DILUTED    BASIC    DILUTED   BASIC   DILUTED     BASIC   DILUTED
                                                       --------------    -----------------  ---------------    ----------------

Net Income (Loss) Available To Common Shareholders     $ 0.23   $0.23    ($0.81)  ($0.81)   $0.75     $0.74    ($0.86)   ($0.86)
                                                       ==============    ================   ===============    =================

Weighted Average Common Shares                         37,281  37,949    28,616   28,616   37,355    37,935    27,455    27,455
                                                       ==============    ================   ===============    =================


                                      MORE

                              COVANSYS CORPORATION
                      CONDENSED CONSOLIDATED BALANCE SHEET
                            (Unaudited, in thousands)

                                               SEPTEMBER 30,  DECEMBER 31,
                                                   2005          2004
                                               -------------  ------------

Current Assets:
  Cash and cash equivalents                      $ 52,939      $ 49,841
  Short-term investments                           14,349        21,409
                                                 --------      --------
                                                   67,288        71,250

  Accounts receivable, net                         93,929        75,388

  Revenues earned in excess of billing, net        25,428        24,613

  Prepaid expenses and other                       12,798        12,331
                                                 --------      --------

              Total current assets                199,443       183,582

Property and equipment, net                        34,791        33,468

Goodwill, net                                      19,336        19,148

Other assets                                       11,885        12,604
                                                 --------      --------

              Total Assets                       $265,455      $248,802
                                                 ========      ========

Current liabilities                              $ 62,051      $ 71,149

Other liabilities                                   4,432         3,462

Shareholders' equity                              198,972       174,191
                                                 --------      --------

              Total Liabilities and
                Shareholders' Equity             $265,455      $248,802
                                                 ========      ========



                              COVANSYS CORPORATION
                CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                           (Unaudited, in thousands)

                                                                       NINE MONTHS ENDED
                                                                          SEPTEMBER 30,
                                                                      2005            2004
                                                                   ---------       ---------

Net income                                                         $  27,915       $   8,282
Adjustments to reconcile net income to net cash provided from operating activities:
  Depreciation and amortization                                        9,881          10,032
  Loss on disposal and obsolescence of property and equipment            302           1,066
  Provision for and write-off of doubtful accounts                       240           1,562
  Gain from sale of short-term investments                               (48)           (132)
  Provision for deferred income taxes                                     12               -
  Other                                                                  272             163
  Change in assets and liabilities                                   (10,951)          4,342
                                                                   ---------       ---------
      Net cash provided from operating activities                     27,623          25,315

Cash flows from investing activities:
  Acquisition of business, net of cash acquired                       (3,027)              -
  Investment in property, equipment and other                         (9,949)         (6,646)
  Proceeds from sale of available-for-sale securities                102,494          85,994
  Purchases of available-for-sale securities                         (94,225)        (69,343)
  Investment in computer software                                        (43)           (171)
                                                                   ---------       ---------
      Net cash provided from investing activities                     (4,750)          9,834

Cash flows from financing activities:
  Repayment of subordinated notes                                    (17,500)              -
  Net proceeds from issuance of common stock and warrants                  -          93,374
  Net proceeds from exercise of stock options and other, net           2,916           1,025
  Redemption of convertible redeemable preferred
     stock and warrants                                                    -        (178,977)
  Repurchases of common stock                                         (4,803)         (2,407)
                                                                   ---------       ---------
    Net cash provided from (used in) financing activities            (19,387)        (86,985)
    Effect of exchange rate changes on cash                             (388)             25
                                                                   ---------       ---------
Increase in cash and cash equivalents                                  3,098         (51,811)
Cash and cash equivalents at beginning of period                      49,841          89,671
                                                                   ---------       ---------
Cash and cash equivalents at end of period                         $  52,939       $  37,860
                                                                   =========       =========

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